Exhibit 10.2

Esports Entertainment Group
Block 6,
Triq Paceville,
St. Julians, STJ 3109
Malta

August 15, 2023

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

c/o Ayrton Capital LLC

55 Post Rd W

Westport, CT 06880

Re:	Partial Settlement of Registration Delay Payments under Registration Rights Agreement

Dear Sirs:

Reference is hereby made to (a) that certain Securities Purchase Agreement, dated April 30, 2023, by and among Esports Entertainment Group, Inc., a Nevada corporation (the “Company”) and the undersigned (“you” or the “Holder”) (the “Securities Purchase Agreement”) and (b) that certain Registration Rights Agreement, dated May 22, 2023, by and among the Company and the Holder (the “Registration Rights Agreement”), pursuant to which the Company granted you certain registration rights with respect to the Registrable Securities. Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement, the Registration Rights Agreement or the applicable COD (as defined below).

As of the date hereof, the Company is obligated to pay to the Holder a Registration Delay Payment of $21,500 (subject to increase with respect to any additional Registration Delay Payments that may accrue, from time to time, under the Registration Rights Agreement (and subject to decrease in accordance herewith upon any issuance of Settlement Shares (as defined below) on each applicable Share Settlement Date (as defined below)), the “Registration Delay Balance”) with respect to certain Registrable Securities of the Holder required to be registered on a Registration Statement pursuant to the terms of the Registration Rights Agreement.

In partial satisfaction and settlement of the Registration Delay Payment, the Company hereby agrees to promptly issue you 10,000 shares of Common Stock of the Company (the “Initial Settlement Shares”) at a price per share of $0.10 within two (2) Trading Days of the date hereof (the “Initial Share Settlement Date”). The Company further agrees to settle an additional $1,000 (or either (x) if less, the remaining Registration Delay Balance or (y) such other amount as the parties shall mutually agree) of the Registration Delay Balance on each 7 day anniversary of the date hereof (or such other date as the parties shall mutually agree) (each, an “Additional Share Settlement Date”, and together with the Initial Share Settlement Date, each a “Share Settlement Date”) until the earlier of (A) September 30, 2023 (or such other date as the parties shall mutually agree) and (B) such time as the Registration Delay Balance has been paid in full, as applicable, by issuing you on each such Additional Share Settlement Date, additional shares of Common Stock (the “Additional Settlement Shares”, and together with the Initial Settlement Shares, the “Settlement Shares”) at a price per share equal to the lower of (1) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately preceding such applicable Additional Share Settlement Date, and (2) $0.10. The parties hereto acknowledge and agree for the purpose of the Securities Purchase Agreement, the defined term “Conversion Shares” shall be deemed to include the Settlement Shares, mutatis mutandis, and definition of “Transaction Documents” shall be amended to include this letter agreement.

Reference is also made to the Certificates of Designations (the “Series C Preferred Stock COD”) governing the Series C Convertible Preferred Stock (the “Series C Preferred Shares”) and the Certificate of Designations (the “Series D Preferred Stock COD”, and together with the Series C Preferred Stock COD, the “CODs” and each, a “COD”) governing the Series D Convertible Preferred Stock (the “Series D Preferred Shares,” and together with the Series C Preferred Shares, the “Preferred Shares”). Pursuant to Section 9(a) of each of the CODs (collectively, the “Antidilution Provisions”), upon any issuance by the Company of shares of Common Stock in which the New Issuance Price is less than the price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price(s) then in effect under each of the Series C Preferred Stock COD and Series D Preferred Stock COD shall be reduced to an amount equal to the New Issuance Price. The parties hereto acknowledge and agree (x) that any issuance of Common Stock hereunder at a New Issuance Price less than the Conversion Price then in effect shall result in an adjustment to each Conversion Price in the CODs pursuant to the Antidilution Provisions, subject to the partial waiver in the next paragraph applicable to certain conversions of Preferred Shares after the date hereof and (y) notwithstanding anything in the applicable COD to the contrary, with respect to any given conversion of any Preferred Shares, to the extent such Conversion Price, as so adjusted, is greater than 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice, a Conversion Floor Price Condition shall be deemed to have occurred with respect to such conversion.

Notwithstanding the foregoing, with respect to any conversion of any Series C Preferred Shares and/or Series D Preferred Shares, as applicable, after the date hereof, the Holder hereby waives, in part, the Antidilution Provisions applicable thereto such that the issuances of any Settlement Shares in accordance herewith shall not result in a Conversion Price for the applicable Conversion Amount subject to such conversion less than the lesser of (A) the Conversion Price then in effect (without giving effect to any adjustments to the Conversion Price arising solely as a result of the issuances of the Settlement Shares hereunder) and (B) the greater of (x) the Conversion Price then in effect (after giving effect to all adjustments to the Conversion Price (including, without limitation, such adjustments arising as a result of the issuances of the Settlement Shares hereunder)) and (y) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including such applicable Conversion Date.

The Company shall, on or before 9:30 a.m., New York City time, on the Trading Date immediately following the date of this letter, file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, to the Company’s knowledge, the Buyers shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Buyers or any of their affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company.

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, in its entirety, mutatis mutandis.

If you have any questions regarding the foregoing, please feel free to contact Michael Villani at ***-***-**** or by email to michael@esportsentertainmentgroup.com.

[Signature Page Follows]

Sincerely,

Esports Entertainment Group, Inc.

By:	/s/ Michael Villani
Name:	Michael Villani
Title:	Interim Chief Financial Officer

Agreed to and Acknowledged:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director